EXHIBIT 99.1

INFOCROSSING LOGO

Contacts:


CHIEF EXECUTIVE OFFICER       SVP FINANCE
Zach Lonstein                 William McHale
Infocrossing, Inc.            Infocrossing, Inc.
201-840-4726                  201-840-4732
zlonstein@infocrossing.com    wmchale@infocrossing.com

MEDIA RELATIONS              INVESTOR RELATIONS
Laura Turtzer                Matthew Hayden
Infocrossing, Inc.           Hayden Communications, Inc.
714-986-8397                 858-456-4533
lturtzer@infocrossing.com


             INFOCROSSING NAMES JEREMIAH HEALY TO BOARD OF DIRECTORS


LEONIA, NJ, November 30, 2004 - Infocrossing, Inc. (Nasdaq: IFOX), a provider of selective IT outsourcing and business processing solutions, announced today that Jeremiah M. Healy, Chief Financial Officer and Vice President of Ge-Ray Holdings Company Inc., has been elected to the Company's Board of Directors. Ge-Ray is a privately held merchandising and manufacturing company supplying circular knitted fabrics to the fashion industry. Before joining Ge-Ray in 1989, Mr. Healy was Chief Financial Officer and Vice President of Peabody International Corp. Peabody was a NYSE listed company that merged with Pullman Corporation in 1986 and was acquired by a private merger and acquisition group in 1989. Mr. Healy is a Certified Public Accountant (CT).

"We are pleased to welcome Jerry Healy to Infocrossing's Board of Directors," noted Zach Lonstein, Chairman and CEO of Infocrossing. "His extensive financial accounting and controls experience as well as his strategic planning skills should help us in dealing with evolving accounting rules and corporate governance requirements."

ABOUT INFOCROSSING, INC. (http://www.infocrossing.com)

Infocrossing, Inc. (IFOX) is a provider of selective IT outsourcing services, delivering the computing platforms and proprietary systems that enable companies to process data and safely share information within their business, and between their customers, suppliers and distribution channels. Leading companies leverage Infocrossing's robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the operation of mainframes, mid-range, open system servers, networks, and business processes to Infocrossing.


SAFE HARBOR FOR FORWARD-LOOKING AND CAUTIONARY STATEMENTS


This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including, but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; new products; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; difficulties with the integration of acquisitions including Infocrossing West, Inc. f/k/a ITO Acquisition Corporation d/b/a Systems Management Specialists, and Infocrossing Healthcare Services, Inc. f/k/a Verizon Information Technologies Inc.; and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.



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